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FOR IMMEDIATE RELEASE                                            PRESS RELEASE

                                Contacts:  Mel Payne, Chairman & CEO
                                           Carriage Services, Inc.
                                           713-332-8400

                                           Ken Dennard / kdennard@easterly.com
                                           Lisa Elliott / lisae@easterly.com
                                           Easterly Investor Relations
                                           713-529-6600

                CARRIAGE SERVICES TO PRESENT AT THE JOHNSON RICE
                        DEATHCARE CONFERENCE IN NEW YORK

      COMPANY REAFFIRMS GUIDANCE AND PUBLISHES COMPANY & INVESTMENT PROFILE

OCTOBER 1, 2002 - HOUSTON - Carriage Services, Inc. (NYSE: CSV) today announced that management will participate in this week's Johnson Rice Deathcare Conference at the Waldorf Astoria Hotel in New York City. Melvin C. Payne, Chairman and Chief Executive Officer, is scheduled to present at 8:45 a.m. eastern time on Wednesday, October 2, 2002.

         Additionally, management will be meeting with analysts and institutional investors in New York and Boston during the week to provide an update on the Company's strategy, including reaffirming current guidance and reviewing the new Company & Investment Profile filed today on Form 8-K, which includes a description of the Company's sensitivity analysis of potential five-year internal rates of return (IRR).

REAFFIRMING GUIDANCE

         For the third quarter of 2002, Carriage expects revenues to range between $35 million and $36 million, EBITDA to range between $8 million and $9 million, and earnings to range between $0.02 to $0.04 per share.

         Carriage continues to expect revenues for the full year to range between $150 million and $155 million, EBITDA to range between $41 million and $43 million, earnings to be in the range of $0.42 to $0.45 per share, excluding the special tax benefit reported in the first quarter of $12.8 million. Full year free cash flow from operations is expected to range between $0.74 to $0.79 per share.

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         Investors and interested parties are encouraged to visit the Company's website, http://www.carriageservices.com to download the Adobe Acrobat formatted files of the slides being used during this week's meetings with investors and the new Company & Investment Profile, both of which have been filed on Form 8-K with the Securities and Exchange Commission.

         Carriage Services is the fourth largest publicly traded deathcare company. As of October 1, 2002, Carriage operates 149 funeral homes and 30 cemeteries in 29 states.


Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report and Form 10-K for the year ended December 31, 2001, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. A copy of the Company's Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com .

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